EXHIBIT 99.1
Company Contact:
Dunnan D. Edell
Chief Executive Officer
800 524-2720
FOR IMMEDIATE RELEASE
CCA INDUSTRIES, INC. REPORTS TWENTY-NINTH CONSECUTIVE DIVIDEND, SECOND QUARTER RESULTS AND TENTATIVE SETTLEMENT OF CLAIM
East Rutherford, NJ, July 15, 2011: CCA Industries, Inc. (NYSE Amex: “CAW”) announced today that its Board of Directors has approved a dividend of $0.07 per share, payable to all shareholders of record as of August 2, 2011, and to be paid on September 2, 2011. This will be the Company’s twenty-ninth consecutive dividend.
The Company also announced its results for the second quarter ended May 31, 2011. The Company had total revenues for the three months ended May 31, 2011 of $12,885,313, and a net loss of $(247,268). Total revenues for the same period in 2010 were $14,855,217 and a net loss of $(910,589). The basic and fully diluted loss per share was $(0.04) for the second quarter of 2011 as compared to a loss of $(0.13) for the second quarter of 2010. Revenues for the six months ended May 31, 2011 were $25,456,419 and net income was $95,837 as compared to revenues of $28,053,503 and a net loss of $(369,035) for the same period in 2010. The basic and fully diluted earnings per share for the six months ended May 31, 2011 was $0.01 as compared to a loss of $(0.05) per share for the same period in fiscal 2010.
The Company has reached a tentative settlement of its trademark license dispute with Alleghany Pharmacal Corporation in which it agreed to a one-time payment to Alleghany of $600,000, an increase in the royalty rate from 1% to 2.5%, and a minimum annual royalty of $250,000 in order to settle this matter in full. Although management believed that the Company had a meritorious defense and could prevail in a court of law, it was decided to settle the dispute as it did not want to risk the loss of two very profitable core brands, “Nutra Nail” and “Hair Off” and possible substantial liabilities which the Company estimated could be as high as $1,900,000. While the settlement has not been finalized, a contingent liability of $695,000 was recorded in the second quarter of fiscal 2011 to reflect the anticipated cost of settling this matter, which had a material effect on the second quarter results.
The Company’s results were also impacted by legal fees of $303,975 for the first half of fiscal 2011 related to the Company’s adoption of the Rights Agreement in order to promote fair and equal treatment of the Company’ stockholders in connection with any initiative to acquire control of the Company, and other agreements to ensure continuity of management. The Company allocated the entire annual amount due, of approximately $1.3 million, under the consulting agreements with its two founders during the first six months of fiscal 2011. “There will be no further allocation of these consulting fees this year, which eliminates the expense for the second half of fiscal 2011” stated Dunnan Edell, President and Chief Executive Officer. “I believe that, putting these events behind us, the Company will have a profitable second half of 2011. I am excited that the Company will be introducing three new products in the second half that could provide a substantial increase to sales and earnings into fiscal 2012” Edell continued.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T“ Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Parfume de Vanille” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.
Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA Industries, Inc. & Subsidiaries
Second Quarter Ended
May 31, 2011
News Release

	May 31, 2011	May 31, 2010
Quarter Ended
Total Revenues	$12,885,313	$14,855,217
Net (Loss)	$(247,268)	$(910,589)

Per Share (Loss)
Basic	$(0.04)	$(0.13)
Diluted	$(0.04)	$(0.13)

Weighted Average Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442

Six Months Ended
Total Revenues	$25,456,419	$28,053,503
Net Income (Loss)	$95,837	$(369,035)

Per Share Earnings (Loss)
Basic	$0.01	$(0.05)
Diluted	$0.01	$(0.05)

Weighted Average Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442